PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of June 22, 2009, among The Phoenix Edge Series Fund, a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of itself or its separate series listed on Schedule A, (the “Investing Fund”), the Sentinel Group Funds, Inc.( the “Trust”) on behalf of the Sentinel Common Stock Fund-Class I and Sentinel Government Securities Fund- Class I (“Sentinel Series”), two series of the Trust, a corporation organized under the laws of the State of Maryland, the Phoenix Life Insurance Company, a corporation organized under the laws of New York, and Sentinel Financial Services Company, a partnership established under the laws of Vermont.

WHEREAS, Investing Fund and the Sentinel Series each are registered with the U.S. Securities and Exchange Commission (“SEC”) as open-end management investment companies under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, section 12(d) (1) (A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of the Investing Fund to invest in shares of the Sentinel Series; on behalf of each Phoenix Dynamic Asset Allocation Series: Moderate, Phoenix Dynamic Asset Allocation Series: Moderate Growth, Phoenix Dynamic Asset Allocation Series: Growth, Phoenix Dynamic Asset Allocation Series: Aggressive Growth;

WHEREAS, the Phoenix Life Insurance Company provides certain shareholder liaison services on behalf of the Sentinel Series;

WHEREAS, the Sentinel Financial Services Company is a broker-dealer registered under the Securities Exchange Act of 1934 and the Financial Regulatory Industry Association;

WHEREAS, the Investing Fund obtained an order from the SEC dated June 5, 2006 and an Amended Order dated April 28, 2009 (the “Phoenix Edge Series Order”), that permits the Investing Fund to invest in the Sentinel Series in excess of the limits set forth in section 12(d)(1)(A) and (B) in accordance with the conditions of the Phoenix Edge Series Order and the representations in the applications filed to obtain such Order (the “Phoenix Edge Series Application”); and

WHEREAS, the Investing Fund may, from time to time, invest in shares of Sentinel Series in excess of the limitations of section 12(d)(1)(A) and (B) in reliance on the Phoenix Edge Series Order.

NOW THEREFORE, in consideration of the potential benefits to the Investing Fund and the Sentinel Series arising out of the Investing Fund’s investment in Sentinel Series, the parties agree as follows.

1.	Representations and Obligations of the Investing Fund.

(a) The Investing Fund has provided to the Sentinel Series a copy of the Phoenix Edge Series Orders and the related SEC Notices of Application for such Order. The Investing Fund will promptly provide the Sentinel Series with (i) a copy of any amendments to the Phoenix Edge Series Order, and (ii) a copy of the Phoenix Edge Series Applications upon request.

(b) Pursuant to Condition 6 of the Phoenix Edge Series Order, the Investing Fund represents that its board of trustees understands the terms and conditions of the Phoenix Edge Series Order and that it agrees to fulfill its responsibilities under the Phoenix Edge Series Order.

(c) In connection with any investment by the Investing Fund in the Sentinel Series, the Investing Fund agrees (i) to comply with the terms and conditions of the Edge Series Order and this Agreement, and (ii) to promptly notify the Sentinel Series if such the Investing Fund fails to comply with the terms and conditions of the Edge Series Order or this Agreement.

2.	Representations and Obligations of the Sentinel Series

(a) Pursuant to Condition 6 of the Phoenix Edge Series Order, the Trust on behalf of the Sentinel Series represents that the board of trustees understands the terms and conditions of the Phoenix Edge Series Order and that it agrees to fulfill its responsibilities under the Phoenix Edge Series Order.

(b) The Trust on behalf of the Sentinel Series (i) acknowledges that it has received a copy of the Phoenix Edge Series Order and the related SEC Notice of Application for such Order; (ii) agrees to adhere to the terms and conditions of the Phoenix Edge Series Order and this Agreement and to participate in the proposed transactions in a manner that addresses the concerns underlying the Phoenix Edge Series Order; (iii) represents that investments in the Sentinel Series will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; and (iv) agrees to promptly notify the Investing Fund if it fails to comply with the Phoenix Edge Series Order or this Agreement.

3.	Indemnification.

The Investing Fund agrees to hold harmless and indemnify the [name of Trust] on behalf of the Sentinel Series, including any principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Sentinel Series, including any principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Investing Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Investing Fund of the terms and conditions of the Phoenix Edge Series Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

The Trust on behalf of the Sentinel Series agrees to hold harmless and indemnify the Investing Fund, including any directors or trustees, officers, employees and agents, against and from any Claims asserted against the Investing Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Sentinel Series of any provision of this Agreement or (ii) a violation or alleged violation by the Sentinel Series of the terms and conditions of the Sentinel Series, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

Phoenix Life Insurance Company agrees to hold harmless and indemnify Sentinel Group Funds, Inc., Sentinel Financial Services Company and its affiliates, and any of their principals, directors, officers, employees or agents, against and from any and all Claims asserted against Sentinel Group Funds, Inc., Sentinel Financial Services Company and its affiliates, and any of their principals, directors, officers, employees or agents, to the extent such claims (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or sales literature for the Investing Fund, or the insurance or annuity products utilizing the Investing Fund, or arise out of or are based upon the omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) arise out of or are based upon other statements or representations, or wrongful conduct of Phoenix Life Insurance Company or any of its directors, officers, employees or agents, with respect to sale or distribution of the Investing Fund, or the insurance or annuity products utilizing the Investing Fund, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

4.	Phoenix Life Insurance Company hereby agrees to provide some or all of the personal shareholder liaison services and account information services as described below:

a) assisting in establishing and maintaining insurer accounts with the Portfolios;

b) answering contract owner inquiries (through electronic and other means) regarding contract owner account status and history, Portfolio share prices, dividend amounts and payment dates, and the manner in which purchases and redemptions of shares of the Portfolios may be effected;

c) providing contract owners with information through electronic means;

d) assisting contract owners in completing application forms, designating and changing dividend options, account designations and addresses;

e) facilitating the settlement with the Portfolios of contract owners’ transactions in shares of the Portfolios in accordance with the Portfolios’ prospectus and this Agreement;

f) verifying contract owner requests for changes to contract owner account information;

g) handling correspondence from contract owners about their accounts; and

h) providing such other shareholder services as the Trust or a contract owner may reasonably request.

For the shareholder services rendered by Phoenix Life Insurance Company, the Sentinel Financial Services Company will pay Phoenix Life Insurance Company .20% of the daily net assets under management invested by the Investing Fund calculated on an annual basis and paid on a quarterly basis in arrears.

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Phoenix Edge Series Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Investing Fund and its affiliates:

Kathleen A. McGah,

Vice President, Chief Legal Officer, Counsel and Secretary

c/o The Phoenix Edge Series Fund

One American Row, H-11E

Hartford, CT 06102

Tel.: 860-403-6625

Fax: 860-403-7203

Email: Kathleen.McGah@phoenixwm.com

If to the Sentinel Series and its affiliates:

Sentinel Group Funds, Inc.

Attn: Lisa Muller

National Life of Vermont

One National Life Drive

Montpelier, VT 05602

6.	Termination; Governing Law.

(a) This Agreement will continue until terminated in writing by either party upon sixty (60) days’ notice to the other party, provided, however, that the obligation of the Investing Fund in Section 2(d) above shall survive the termination of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement will be governed by Massachusetts law without regard to choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Phoenix Edge Series Fund, on behalf of itself or each of its series listed on Schedule A

/s/ Kathleen A. McGah
Name:	Kathleen McGah
Title:	Chief Legal Officer and Secretary

Phoenix Life Insurance Company

/s/ Kathleen A. McGah
Name:	Kathleen McGah
Title:	Vice President

Sentinel Group Funds, Inc.

/s/ Christian Thwaites
Name:	Christian Thwaites
Title:	President & CEO

Sentinel Financial Services Co.

/s/ Christian Thwaites
Name:	Christian Thwaites
Title:	President & CEO

SCHEDULE A

The Phoenix Edge Series Fund on behalf of:

Phoenix Dynamic Asset Allocation Series: Moderate

Phoenix Dynamic Asset Allocation Series: Moderate Growth

Phoenix Dynamic Asset Allocation Series: Growth

Phoenix Dynamic Asset Allocation Series: Aggressive Growth